Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

December 15, 2004

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

Building 2020

Cambourne Business Park

Cambridge CB3 6DW, United Kingdom

Registration Statement on Form S-1

of Cambridge Display Technology, Inc.

(Registration No. 333-117824)

Ladies and Gentlemen:

We have acted as special counsel to Cambridge Display Technology, Inc., a Delaware corporation (the “Registrant”), in connection with a Registration Statement on Form S-1 (File No. 333-117824) (as amended to the date hereof, the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to an initial public offering (the “Offering”) of 2,875,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), by the Registrant (such shares of Common Stock, including up to 375,000 shares that may be sold upon exercise of underwriters’ over-allotment option and any additional shares that may be registered in accordance with Rule 462(b) under the Act for sale in the Offering are collectively referred to herein as the “Shares”) pursuant to an underwriting agreement to be entered into among the Registrant and the several underwriters named in Schedule A to the underwriting agreement (the “Underwriting Agreement”).

In so acting, we have examined and relied upon the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Registrant, such certificates of public officials and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations,

Cambridge Display Technology, Inc.	2	December 15, 2004

we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Registrant delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Registrant.

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that the Shares to be sold by the Registrant pursuant to the Underwriting Agreement have been duly authorized, and when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully-paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Offering. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP